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                                                                    EXHIBIT 10.6


17 June 1999



Mr. Richard Vinchesi
200 W. 60th Street, Apt. 30A
New York, NY  10023


Dear Rich:

I am pleased to offer you the position of COO/CFO, reporting to the CEO. This letter outlines the proposed terms of employment with Personify. Your monthly salary will be $15,000.00, which is $180,000 annually. You will be paid twice monthly and will have a yearly performance review. Your start date will be Monday 26 July 1999.

For the balance of FY 1999, you will also be eligible for $20,000 in bonuses tied to MBO's re staffing your team, preparing the company for an S-1 filing, and developing an internal financial reporting system. We will finalize the 1999 MBO plan details within 45 days of your start date.

Additionally, the company will reimburse your out-of-pocket relocation expenses from New York City to San Francisco, under the terms and conditions of the enclosed Relocation Benefits Agreement up to a maximum reimbursement of $10,000. We will also reimburse temporary living expenses up to a maximum of $5,000.

We will recommend that you will be granted an option to purchase 2% of the total outstanding shares of Personify stock (approximately 284.131 shares). This grant is subject to approval by the board of directors. The option would vest over four years and would be governed by the terms set forth in Personify's standard form of stock option agreement. The purchase price for each of the shares covered by the option will be the closing price of Personify's common stock on the date that the board approves the grant.

Personify will provide to you the health, holiday, vacation, and other benefits that it affords all its employees.

Please understand that your employment is not governed by any written or oral contract and is considered an "at will" arrangement. This means you are free, as is Personify to terminate the employment relationship at any time for any reason, so long as there is no violation of applicable state or federal law. Of course, Personify may change your position duties and work location from time to time as it deems necessary.

However, should there be a change of control and termination without cause or should you be constructively terminated or terminated without cause, the company will grant you a severance equal to twelve months base salary. Further, the company's stock option plan has a provision for executives that allows for a one-year acceleration of options upon
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change of control and termination without cause. That same one-year acceleration of options will also be triggered if you are constructively terminated or terminated without cause.

As a Personify employee, you will be expected to sign and comply with the attached Proprietary Information Agreement which prohibits unauthorized use or disclosure of Personify proprietary information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Personify. The employment terms in this letter supersede any other agreements or promises made to you by anyone whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Rich, we hope you will be joining Personify and we look forward to a mutually rewarding relationship. Please sign below and return to me by Tuesday, 22nd June 1999, which is the expiration of the date of this offer.


Sincerely,


/s/ Eileen H. Gittins
    Eileen Hicken Gittins
    CEO

I accept your offer of employment pursuant to the terms and conditions set forth in this letter.

Name:      /s/ Richard Vinchesi             Date:          6-30-99
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                 Rich Vinchesi